SUBCONTRACT AGREEMENT

This Subcontract Agreement (the "Agreement") is made and effective this 14th of December, 2007,

BETWEEN: **Defense Solutions, LLC** (the "Prime Contractor"), a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, with its primary office located at:

707 Eagleview Blvd
Suite 100
Exton, PA 19341

AND: **Mercury Associates, Inc.** (the "Subcontractor"), a corporation organized and existing under the laws of the Maryland, with its primary office located at:

16051 Comprint Circle
Gaithersburg, MD 20877

WHEREAS, Prime Contractor has entered into a Blanket Purchase Agreement, henceforth "The Prime Contract" with the National Park Service Property Management Office, henceforth "Customer", to perform in accordance with submitted price and technical proposals prepared by Prime Contractor and Subcontractor, and/or to furnish labor, materials, supplies, labor and/or goods required to fulfill the following named and described project:

Fleet Management Strategic Plans, henceforth "the Project", and

WHEREAS, Contractor desires to enter into an Indefinite Quantity/Indefinite Delivery (IDIQ) with Subcontractor to perform certain contract work in accordance with various contract documents and specifications and/or to furnish labor, materials, supplies, labor and/or goods for the Project;

WHEREAS, Subcontractor represents that it has the wherewithal and know-how to perform the tasks necessary;

NOW THEREFORE, Contractor and Subcontractor agree as follows:

1. SUBCONTRACT EFFORTS

Subcontractor shall be engaged as an independent contractor under an IDIQ Subcontract, and shall provide and furnish all labor, materials, tools, supplies, equipment, services, facilities, supervision, and administration necessary for the proper and complete performance and acceptance of the following portions of the work, hereinafter "the Subcontract Work", for the Project, together with such other portions of the drawings, specifications and addendum as related thereto:

EXHIBIT A: Scope, Schedule, and Personnel

All work to be performed shall be awarded by individual task orders in accordance with the provisions of Section 3, ORDERING. Each individual task order shall specify the type of subcontract, the fixed price

or Not To Exceed price and applicable schedule to accomplish the Statement of Work (SOW) as set forth in each task order and consistent with the Base Contract understanding of Team Subcontractor work scope for this program. Task orders will be as Firm Fixed Price with a Not To Exceed value.

2. RELATIONSHIP OF THE PARTIES.

Nothing in this Agreement shall be construed as creating a representative or agency relationship between Prime Contractor and Subcontractor, and Subcontractor shall not be entitled to represent Prime Contractor in any matter whatsoever or make commitments or authorizations on Prime Contractor's behalf, without the prior approval of Prime Contractor or its authorized representative.

3. ORDERING

All services to be furnished under this Subcontract may be ordered by issuance of Task Orders by the authorized individuals, or other persons designated by the Prime Contractor.

All Task Orders issued under this Subcontract shall be subject to the terms and conditions of this Subcontract and, if applicable, the Prime Contract clauses to include additional Federal Acquisition Regulation clauses. Each Task Order shall be issued as a modification to this subcontract. Each Task Order Modification will be numbered sequentially.

If mailed, sent electronically, or faxed, a Task Order is considered "issued" when the Prime Contractor deposits the Task Order in the mail or the Subcontractor receives the faxed or electronic copy.

Task Orders shall not be issued verbally unless by authorized individuals; all Task Orders shall be by written order only. Verbal Notice To Proceed (NTP) may be provided to the subcontractor when delivery of Services or Products is crucial to the success of the Prime Contract. Any verbal NTP will be followed by the issuance of a formal Task Order modification(s).

4. SUBCONTRACTOR PRICE

In consideration of Subcontractor's performance of this Subcontract, and at the times and subject to the terms and conditions hereinafter set forth, Prime Contractor shall pay Subcontractor the amount agreed through the Subcontractor's price proposal, and as established in each Task Order. Subcontract price is inclusive of all time and material expenses, to include travel, incurred by Subcontractor and dependant upon the conditions set forth in each Task Order being met. Should said conditions not be met, the subcontract amount shall be modified accordingly.

Subcontractor will follow an invoicing cycle consistent with Prime Contractor's invoicing cycle with the Customer. The invoice term is thirty (30) thru forty-five (45) days, subject to the Customer's payment of submitted Prime Contractor's invoice.

5. INSPECTION AND ACCEPTANCE

Subcontractor is responsible for performing, or having performed, all inspections necessary to substantiate that the Services or Products furnished under this Subcontract conform to the Subcontract requirements, including any applicable technical requirements for specified reports and plans.

The Prime Contractor and the Customer have the right to inspect all Services and Products called for by this Subcontract. The Prime Contractor and the Customer shall perform any inspections in a manner that will not unduly delay the work. The Prime Contractor and the Customer assume no contractual obligation

to perform any inspection for the benefit of Subcontractor, unless specifically set forth elsewhere in this Subcontract or in Task Orders issued under this Subcontract.

The Prime Contractor has the right either to reject or to require correction of nonconforming Services or Products. Services or Products are nonconforming when they are not in conformity with Subcontract requirements or not accepted by the Prime Contractor and/or Customer.

If any of the Services do not conform to Subcontract requirements, the Prime Contractor shall require Subcontractor to perform the Services again in conformity with Subcontract requirements, at no increase in Subcontract amount.

If Subcontractor fails to remove, replace, or correct rejected Services or Products promptly, that are required to be removed or to be replaced or corrected, or to re-perform nonconforming Services promptly in conformance with applicable requirements or to take the necessary action to ensure future performance of Services in conformity with applicable requirements, Prime Contractor may:

1. By order or otherwise remove, replace, or correct the Products and perform the Services and charge the cost to Subcontractor;
2. Terminate the Task Order for default; or
3. Require delivery and make an equitable price reduction.

6. PERIOD OF PERFORMANCE

The term of this Subcontract, if all options are exercised, consists of a Base Period and four (4) one (1) year Option Periods as listed below:

Base Period: July 12, 2007 – July 11, 2008
Option Period 1: July 12, 2008 – July 11, 2009
Option Period 2: July 12, 2009 – July 11, 2010
Option Period 3: July 12, 2010 – July 11, 2011
Option Period 3: July 12, 2011 – July 11, 2012

There is no guarantee that the option periods will be exercised. Preliminary notice of the Prime Contractor's intent to exercise an option shall be provided no later than 30 calendar days prior to the expiration of the then current period. Such preliminary notice of intent to exercise an option shall not bind the Prime Contractor to actual exercise of the option. An option can only be exercised by the issuance of a modification to the Subcontract.

Delivery or performance shall be made only as authorized by Task Order(s) issued in accordance with Section 3, ORDERING, of this Subcontract.

7. COMMUNICATION AND NOTICE

a. All contractual communications between Subcontractor and Customer shall be via Prime Contractor.

b. Subcontractor shall furnish Prime Contractor with progress reports as required by Customer, including status of the Project, labor, material, and tasks.

c. Subcontractor shall be deemed to have received notice of a fact, request, order, or demand when its Contract Manager is notified, either orally or in writing, or 3 days after written

notice is sent by registered or certified mail addressed to Subcontractor's last known place of business, whichever is sooner.

d. Prime Contractor shall be deemed to have received notice of a fact, request, or demand 3 days after written notice is sent by registered or certified mail addressed to the following address:

707 Eagleview Blvd
Suite 100
Exton, PA 19341

8. AUTHORIZED REPRESENTATIVES

Communications relating to this Subcontract shall be directed to the specific person designated to represent the Prime Contractor and the Subcontractor of this program. Each of the parties to this Subcontract shall appoint one technical and one administrative representative. These appointments shall be kept current during the period of this Subcontract. Communications which are not properly directed to the persons designated to represent the Prime Contractor and the Subcontractor shall not be binding upon the Prime Contractor or the Subcontractor.

All technical notices should be addressed to:

MERCURY ASSOCIATES, INC.
16051 Comprint Circle
Gaithersburg, MD 20877
Attn:
Phone:
Fax:
Email:

DEFENSE SOLUTIONS, LLC
707 Eagleview Blvd, Suite 100
Exton, PA 19341
Attn: Joseph Angelilli
Phone: 610-833-6000
Fax: 610-833-6010
Email: angelilli@ds-pa.com

All contractual notices should be addressed to:

MERCURY ASSOCIATES, INC.
16051 Comprint Circle
Gaithersburg, MD 20877
Attn:
Phone:
Fax:
Email:

DEFENSE SOLUTIONS, LLC
707 Eagleview Blvd, Suite 100
Exton, PA 19341
Attn: Gary Varney
Phone: 610-833-6000
Fax: 610-833-6010
Email: varney@ds-pa.com

9. PROPRIETARY INFORMATION

a. The parties anticipate that under this Subcontract it may be necessary for either to transfer to the other information of a proprietary nature. Proprietary information shall be clearly identified at the time of disclosure with an appropriate legend.

b. Each of the parties agrees that it will use the same reasonable efforts to protect the other party's proprietary information as used to protect its own proprietary information. Disclosures of such information shall be restricted to those individuals who are directly participating in the Subcontract efforts identified herein on a need to know basis.

c. Neither party shall be liable, however, for the inadvertent or accidental disclosure of such information marked as proprietary as provided above, if such disclosure occurs despite the exercise of the same degree of care as such party normally takes to preserve and safeguard its own proprietary information.

d. Notwithstanding the expiration of the other portions of this Agreement, the obligations and provisions of this Article shall continue for a period of one (1) year from the date of this Subcontract.

10. GOVERNING LAW AND RULES

a. This Subcontract shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, other than its conflicts of laws provisions.

b. Any dispute between the parties concerning any issue under this Agreement or in relation thereto, which cannot be settled amicably or in arbitration, shall be referred to the Pennsylvania Court of Common Pleas, which shall have exclusive jurisdiction.

11. TERMINATION

a. This Subcontract shall terminate on the earlier of: (1) completion of all Prime Contract Task Orders; or (2) two (2) years after the date of signature hereof by both parties.

b. Prime Contractor shall have the right to terminate this Subcontract upon thirty (30) day's prior written notice to the Subcontractor.

c. Notwithstanding the provisions of subparagraph 11.a. above, Prime Contractor shall have the right to terminate this Subcontract immediately upon the occurrence of any one of the following events:

    i. Subcontractor fails to comply with a material condition of this Subcontract.
    ii. Prime Contractor being instructed by a sovereign government, or being obliged under law to terminate this Subcontract.
    iii. Subcontractor:
        1. enters into liquidation, whether voluntary or compulsory, or compounds with creditors, or takes or suffers any similar action in consequence of its indebtedness;
        2. fails to comply with or observe any law or government regulation, or becomes involved in legal proceedings or activities which may harm the business or good name of Prime Contractor, the Government of the United States;
        3 becomes suspended, disbarred or disqualified from conducting business with Prime Contractor current or potential customers.

12. AMENDMENT

This Subcontract shall only be amended or modified by written document executed by authorized representatives of Prime Contractor and Subcontractor. This Subcontract contains the entire agreement of the parties and cancels and supersedes any previous understanding or agreement related to The Project, whether written or oral. All changes or modifications to this Subcontract must be agreed to in writing between the parties.

13. ARBITRATION

Any and all disputes or claims between the Prime Contractor and the Subcontractor arising out of this Subcontract shall be resolved by submission of the same to the Arbitration Center of Chester County, for resolution by binding arbitration according to Chester County Rules of Civil Procedure. In so agreeing the parties expressly waive their right to a jury trial, if any, on these issues and further agree that the award of the arbitrator shall be final and binding upon them as though rendered by a court of law and shall be enforceable in any court having jurisdiction over the same.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PRIME CONTRACTOR	SUBCONTRACTOR
Timothy D. Ringgold	Paul T. Lauria
Authorized Signature	Authorized Signature
Timothy D. Ringgold	PAUL T. LAURIA PRESIDENT
Print Name and Title	Print Name and Title
12/14/2007	12/8/07
Date	Date

Exhibit A

Mercury Associates developed and proposed a Technical Work Plan to Defense Solutions on June 1, 2007, which was submitted and accepted in full by the NPS on July 20, 2007, for the purpose of preparing and submitting Fleet Management Strategic Plans for each of the seven National Park Service Regions, and other National Park Service sub-agencies. As accepted by the NPS and expected of Defense Solutions as Prime Contractor, the Technical Work Plan is hereby incorporated into this Subcontract as a binding condition of Mercury Associates' performance.

Project Scope

The outcome of Mercury Associates' work will be to achieve the objectives specified in the Statement of Work (SOW, which is to produce a Fleet Management Strategic Plan, for each of the seven National Park Service regions, the US Park Police, and other National Park Service sub-agencies. The primary goal of the Strategic Plans is to optimize vehicle utilization.

Secondary goals of the plans are to:

- ✓ Improve fleet management
- ✓ Achieve consistency in vehicle management
- ✓ Reduce fleet size
- ✓ Maximize consolidated acquisition
- ✓ Adopt best management practices

Desired outcomes of the plans are to:

- ✓ Establish a framework and guide for the collection of fleet data
- ✓ Create an effective decision-making environment
- ✓ Improve critical mission support
- ✓ Reduce vehicle expenditures

Corresponding with the SOW, this following major Task items are expected of Mercury Associates:

- General Project Administration
- Task 1: Project Conference/Kick-off Meeting
- Task 2: Research
    - Step 1: Analyze Motor Vehicle Management Survey Data
    - Step 2: Fleet Data Analysis
    - Step 3: Region and Park Interviews
- Task 3: Strategic Plan Development
    - Step 1: Create Draft Strategic Plan
    - Step 2: Submit Draft Strategic and Corrective Plans for Feedback
    - Step 3: Finalize the Strategic Plan

Schedule

As proposed by Mercury Associates, the following general schedule will be adhered to and followed under this Subcontract, subject to the specific terms established in each Task Order:

	First Two Plans	Subsequent Plans
Task 1: Kick-off Meeting	Week 1	Week 1
Task 2: Research		
Step 1: Analyze Motor Vehicle Management Survey Data	Week 2	Week 1
Step 2: Fleet Data Analysis	Week 2	Week 1
Step 3: Region and Park Interviews	Weeks 3-4	Weeks 2-3
Task 3: Strategic Plan Development		
Step 1: Create Draft Strategic Plan	Weeks 5-8	Weeks 4-6
Step 2: Submit Draft Strategic Plan and Corrective Action Plan for NPS and Region Feedback	Weeks 9-10	Weeks 7-8
Step 3: Finalize the Strategic Plan	Week 11	Week 9

Personnel

Mercury Associates has proposed the use of three experts for this project. Under this Subcontract, the following personnel will work towards the completion of the Final Study:

Adlore Chaudier Ph.D.
Director, Contract Project Manager
Dr. Chaudier will be the Contract Project Manager for the team and will be the primary project interface with the COR. He will oversee all project work and undertake key tasks and will be directly responsible for satisfactory completion of all tasks, including on-site research, interviews, data aggregation and analysis, development and submission of deliverables, and presentation of results. His direct line is 262-473-5801. (Mobile: 262-215-5566).

Gary Hatfield
Management Consultant
Director, Public Sector Fleet Consulting Services
Mr. Hatfield will be the Senior Management Consultant on the project. He will contribute to all aspects of the project along with Dr. Chaudier. He can be reached at 941-751-5299.

Al Lundy
Management Consultant
Mr. Lundy will be a Fleet Management Consultant on this project and will contribute to analysis of fleet data, telephone interviews as required, and development of recommendations and the final reports. He can be reached at 407-273-3840.